Gladstone Investment Corporation Reports Financial Results for its
Fourth Quarter and Fiscal Year Ended March 31, 2025
MCLEAN, VA, May 13, 2025: Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2025. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2025	December 31, 2024	$ Change	% Change
For the quarter ended:
Total investment income	$27,548	$21,371	$6,177	28.9%
Total expenses, net(A)	20,319	20,210	109	0.5%
Net investment income(A)	7,229	1,161	6,068	NM
Net realized gain	20,879	—	20,879	NM
Net unrealized (depreciation) appreciation	(10,235)	37,329	(47,564)	NM
Net increase in net assets resulting from operations(A)	$17,873	$38,490	$(20,617)	(53.6)%
Net investment income per weighted-average common share(A)	$0.20	$0.03	$0.17	NM
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.23	$0.03	13.0%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.49	$1.05	$(0.56)	(53.3)%
Cash distribution per common share from net investment income	$—	$0.16	$(0.16)	(100.0)%
Cash distribution per common share from cumulative net realized gains(C)	$0.24	$0.08	$0.16	200.0%
Weighted-average yield on interest-bearing investments	13.2%	14.0%	(0.8)%	(5.7)%
Total dollars invested	$14,024	$187,094	$(173,070)	(92.5)%
Total dollars repaid and/or collected from sales and recapitalization of investments	$117,579	$5,500	$112,079	NM
Weighted-average shares of common stock outstanding - basic and diluted	36,837,381	36,727,873	109,508	0.3%
Total shares of common stock outstanding	36,837,381	36,837,381	—	—%

As of:
Total investments, at fair value	$979,320	$1,072,230	$(92,910)	(8.7)%
Fair value, as a percent of cost	104.3%	104.9%	(0.6)%	(0.6)%
Net assets	$499,084	$490,053	$9,031	1.8%
Net asset value per common share	$13.55	$13.30	$0.25	1.9%
Number of portfolio companies	25	26	(1)	(3.8)%

	March 31, 2025	March 31, 2024	$ Change	% Change
For the year ended:
Total investment income	$93,662	$87,306	$6,356	7.3%
Total expenses, net(A)	65,567	65,529	38	0.1%
Net investment income(A)	28,095	21,777	6,318	29.0%
Net realized gain	63,184	30,256	32,928	108.8%
Net unrealized (depreciation) appreciation	(25,960)	33,272	(59,232)	NM
Net increase in net assets resulting from operations(A)	$65,319	$85,305	$(19,986)	(23.4)%
Net investment income per weighted-average common share(A)	$0.76	$0.63	$0.13	20.6%
Adjusted net investment income per weighted-average common share(B)	$0.97	$1.00	$(0.03)	(3.0)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$1.78	$2.47	$(0.69)	(27.9)%
Cash distribution per common share from net investment income	$0.64	$1.08	$(0.44)	(40.7)%
Cash distribution per common share from cumulative net realized gains(C)	$1.02	$1.12	$(0.10)	(8.9)%
Weighted-average yield on interest-bearing investments	13.9%	14.4%	(0.5)%	(3.5)%
Total dollars invested	$221,217	$183,924	$37,293	20.3%
Total dollars repaid and/or collected from sales and recapitalization of investments	$199,625	$80,228	$119,397	148.8%
Weighted-average shares of common stock outstanding - basic and diluted	36,735,218	34,466,724	2,268,494	6.6%
Total shares of common stock outstanding	36,837,381	36,688,667	148,714	0.4%

As of:
Total investments, at fair value	$979,320	$920,504	$58,816	6.4%
Fair value, as a percent of cost	104.3%	107.8%	(3.5)%	(3.2)%
Net assets	$499,084	$492,711	$6,373	1.3%
Net asset value per common share	$13.55	$13.43	$0.12	0.9%
Number of portfolio companies	25	24	1	4.2%
NM = Not Meaningful
(A)Inclusive of $2.1 million, or $0.06 per weighted-average common share, and $7.5 million, or $0.20 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2025 and December 31, 2024, respectively; and $7.4 million, or $0.21 per weighted-average common share, and $12.7 million, or $0.37 per weighted-average common share, of capital-gains based incentive fees accrued during the years ended March 31, 2025 and March 31, 2024, respectively. These fees were accrued in accordance with United States generally accepted accounting principles ("GAAP"), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure - Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended March 31, 2025, the following significant events occurred:
•Portfolio Activity:

◦In January 2025, we restructured our investment in PSI Molded Plastics, Inc. As a result of the restructuring, we converted debt with a cost basis of $16.4 million into preferred equity.

◦In February 2025, we invested an additional $3.0 million through secured first lien debt in Pyrotek Special Effects, Inc. to fund an add-on acquisition.

◦In February 2025, we recapitalized our existing investment in Educators Resource, Inc. and invested an additional $10.0 million in the form of secured first lien debt. In connection with this recapitalization, we received dividend income of $1.8 million.

◦In March 2025, we exited our investment in Nocturne Luxury Villas, Inc. (“Nocturne”), which resulted in success fee income of $3.5 million, a realized gain on our preferred equity of $19.8 million and the repayment of our debt investment of $85.6 million at par.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of January, February, and March 2025.

•Financing Activity:
◦Amended our credit facility, increasing the size from $200.0 million to $270.0 million.
Fourth Quarter Results: Net investment income for the quarter ended March 31, 2025 was $7.2 million, or $0.20 per weighted-average common share, compared to net investment income for the quarter ended December 31, 2024 of $1.2 million, or $0.03 per weighted-average common share. This change was a result of an increase in total investment income, partially offset by an increase in total expenses, net of credits, quarter over quarter.
Total investment income for the quarters ended March 31, 2025 and December 31, 2024 was $27.5 million and $21.4 million, respectively. The quarter over quarter increase was primarily due to a $5.2 million increase in dividend and success fee income, the timing of which can be variable, as well as a $0.9 million increase in interest income, primarily due to an increase in the weighted-average principal balance of our interest-bearing investment portfolio outstanding.
Total expenses, net of credits, for the quarters ended March 31, 2025 and December 31, 2024 was $20.3 million and $20.2 million, respectively. The slight increase quarter over quarter was primarily due to a $2.6 million increase in interest expense primarily due to the 7.875% 2030 Notes issued in December 2024, a $1.9 million decrease in credits from Adviser, a $0.5 million increase in income-based incentive fees and a $0.5 million increase in bad debt expense. These amounts were partially offset by a $5.3 million decrease in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses.
Net asset value per common share as of March 31, 2025 was $13.55 compared to $13.30 as of December 31, 2024. The quarter over quarter increase was primarily due to $20.9 million, or $0.57 per common share, of realized gains on investments and $7.2 million, or $0.20 per common share, of net investment income. These increases were partially offset by $10.2 million, or $0.28 per common share, of net unrealized depreciation of investments and $8.8 million, or $0.24 per common share, of distributions paid to common stockholders. The net unrealized depreciation of investments was a result of $24.3 million, or $0.66 per common share, reversal of the unrealized appreciation on the exit of Nocturne and $14.1 million, or $0.38 per common share, of unrealized appreciation of investments.
Highlights for the Year: During the year ended March 31, 2025, the following significant events occurred:
•Portfolio Activity:
◦Invested $178.8 million in four new portfolio companies, through a combination of secured first lien debt, preferred equity and common equity;

◦Exited our investments in two portfolio companies, which resulted in success fee income of $3.6 million, repayment of our debt of $110.6 million at par, and realized gains of $63.2 million, in the aggregate;
◦Recapitalized our investment in one portfolio company, investing an additional $10.0 million in the form of secured first lien debt. In connection with this recapitalization, we received dividend income of $1.8 million; and

◦In addition to amounts invested in conjunction with the recapitalization discussed above, invested an aggregate of $21.9 million in various existing portfolio companies to fund add-on acquisitions, through secured first lien debt and secured second lien debt.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders each month from April 2024 through March 2025; and

◦Paid a $0.70 per common share supplemental distribution to common stockholders in October 2024.
•At-the-market (“ATM”) program activity:
◦Sold 148,714 shares of our common stock under our common stock ATM program at a weighted-average gross price of $13.64 per share and raised approximately $2.0 million in net proceeds. These sales were above our then-current estimated NAV per share.

•Financing Activities:
◦Amended our credit facility, increasing the size from $200.0 million to $270.0 million.

◦Issued publicly-traded 7.875% Notes due 2030 (Nasdaq: GAINI) (“7.875% 2030 Notes”) with a total principal amount of $126.5 million.
Fiscal Year End Results: Net investment income for the year ended March 31, 2025 was $28.1 million, or $0.76 per weighted-average common share, compared to net investment income for the year ended March 31, 2024 of $21.8 million, or $0.63 per weighted-average common share. This change was a result of an increase in total investment income, year over year.
Total investment income for the years ended March 31, 2025 and 2024 was $93.7 million and $87.3 million, respectively. The year over year increase was primarily due to a $4.5 million increase in dividend and success fee income, partially due to the exit from Nth Degree Investment Group, LLC (“Nth Degree”) and Nocturne in the current year, and a $1.8 million increase in interest income. The increase in interest income was primarily due to an increase in the weighted-average principal balance of our interest-bearing investments, due to the additional debt investments made during the year, partially offset by a decrease in the weighted-average yield on interest-bearing investments, resulting from a decrease in SOFR.
Total expenses, net of credits, for the years ended March 31, 2025 and 2024 was $65.6 million and $65.5 million, respectively. The slight increase year over year was primarily due to a $4.1 million increase in interest expense, primarily due to the 7.875% 2030 Notes issued in December 2024 and the 8.00% Notes due 2028 issued in May 2023 and a $1.6 million increase in base management fee, partially offset by a $5.3 million decrease in the capital gains-based incentive fees in the current year, as a result of the net impact of realized and unrealized gains and losses.
Net asset value per common share as of March 31, 2025 was $13.55 compared to $13.43 as of March 31, 2024. The year over year increase was primarily due to $63.2 million, or $1.72 per common share, of realized gains on investments and $28.1 million, or $0.76 per common share, of net investment income. These increases were partially offset by $61.0 million, or $1.66 per common share, of distributions paid to common stockholders and $26.0 million, or $0.70 per common share, of net unrealized depreciation of investments. The net unrealized depreciation of investments was a result of $62.4 million, or $1.70 per common share, reversal of the unrealized appreciation on the exits of Nth Degree and Nocturne and unrealized appreciation of $36.4 million, or $1.00 per common share, of unrealized appreciation of investments.

Subsequent Events: After March 31, 2025, the following significant events occurred:
•Distributions and dividends: In April 2025, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
April 21, 2025	April 30, 2025	$0.08
May 21, 2025	May 30, 2025	0.08
June 4, 2025	June 13, 2025	0.54	(A)
June 20, 2025	June 30, 2025	0.08
	Total for the Quarter:	$0.78
(A)Represents a supplemental distribution to common stockholders.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2025		December 31, 2024
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income	$7,229	$0.20	$1,161	$0.03
Capital gains-based incentive fee	2,129	0.06	7,466	0.20
Adjusted net investment income	$9,358	$0.26	$8,627	$0.23
Weighted-average shares of common stock outstanding - basic and diluted		36,837,381		36,727,873

	For the year ended
	March 31, 2025		March 31, 2024
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income	$28,095	$0.76	$21,777	$0.63
Capital gains-based incentive fee	7,445	0.21	12,711	0.37
Adjusted net investment income	$35,540	$0.97	$34,488	$1.00
Weighted-average shares of common stock outstanding - basic and diluted		36,735,218		34,466,724

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, May 14, 2025, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 21, 2025. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13752155. The replay will be available after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Annual Report on Form 10-K, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2025, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.